EXHIBIT 99.1

News
Release

Contact:	Robert Copple 972-665-1000

>For Immediate Release...

CINEMARK USA, INC. REPORTS RESULTS FOR FIRST QUARTER 2005

      Plano, TX, May 16, 2005 — Cinemark USA, Inc., one of the leaders in the motion picture exhibition industry, today reported results for the three months ended March 31, 2005.

      Cinemark USA, Inc.’s revenues for the three months ended March 31, 2005 increased 1.7% to $237.7 million from $233.6 million for the three months ended March 31, 2004. The increase was primarily related to a 5.3% increase in average ticket prices partially offset by a 3.7% decrease in attendance. Operating income for the three months ended March 31, 2005 was $29.2 million compared with operating income of $32.6 million for the three months ended March 31, 2004. Earnings before interest, taxes, depreciation, amortization, and other non-cash expenditures (“Adjusted EBITDA”) for the three months ended March 31, 2005 decreased 3.1% to $49.1 million from $50.7 million for the three months ended March 31, 2004. The Company’s Adjusted EBITDA margin was 20.7% for the three months ended March 31, 2005. Net income for the three months ended March 31, 2005 was $12.1 million compared to net income of $9.9 million for the three months ended March 31, 2004.

      Cinemark USA, Inc. continues to be a leader in the development of stadium seating multiplex theatres. During the three months ended March 31, 2005, the Company opened two new theatres with a total of 20 screens. On March 31, 2005, the Company’s aggregate screen count was 3,192, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of March 31, 2005, the Company had signed commitments to open 15 new theatres with 144 screens by the end of 2005 and open 14 new theatres with 157 screens subsequent to 2005.

      The Company intends that this press release be governed by the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 (the “PSLR Act”) with respect to statements that may be deemed to be forward-looking statements under the PSLR Act. Such forward-looking statements may include, but are not limited to, the Company and any of its subsidiaries’ long-term theatre strategy. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors.

      The Company, headquartered in Plano, TX, has a website at www.cinemark.com where customers can view showtimes and purchase tickets.

Cinemark USA, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended
	March 31,
	2005	2004
Statement of Income data (1):

Theatre revenues	$237,681	$233,625

Film rentals and advertising	78,901	78,678
Concession supplies	11,745	11,989
Facility lease expense	32,891	30,915
Other theatre operating expenses	53,462	50,271
General and administrative expenses	12,295	11,800
Depreciation, amortization and impairment of long-lived assets	18,480	17,865
(Gain) loss on sale of assets and other	688	(513)

Total costs and expenses	208,462	201,005

Operating Income	29,219	32,620

Interest expense (2)	11,267	12,466
Other (income) expense	(742)	768

Income from continuing operations before income taxes	18,694	19,386
Income taxes	6,641	7,887

Income from continuing operations	12,053	11,499

Loss from discontinued operations, net of taxes	—	(1,565)

Net income	$12,053	$9,934

Other Financial Data (1):
Adjusted EBITDA (3)	$49,092	$50,667
Adjusted EBITDA margin	20.7%	21.7%

Other Operating Data (1):
Domestic Attendance (patrons)	24,932	25,790
International Attendance (patrons)	15,093	15,790

Worldwide Attendance (patrons)	40,025	41,580

	As of	As of
	March 31,	December 31,
	2005	2004
Balance Sheet Data:
Cash and cash equivalents	$86,019	$100,228
Theatre properties and equipment, net	784,772	785,595
Total assets	991,616	1,001,565
Long-term debt, including current portion	624,605	626,943
Shareholder’s equity	183,623	168,835

Reconciliation of Adjusted EBITDA (unaudited)
(in thousands)

	Three months ended
	March 31,
	2005	2004
Net income	$12,053	$9,934
Income taxes	6,641	7,887
Interest expense(2)	11,267	12,466
Other (income) expense	(742)	768
Loss from discontinued operations, net of taxes	—	1,565

Operating income	29,219	32,620
Add: Depreciation, amortization and impairment of long-lived assets	18,480	17,865
Add: (Gain) loss on sale of assets and other	688	(513)
Add: Amortized compensation — stock options(4)	—	145
Add: Deferred lease expenses(5)	705	550

Adjusted EBITDA(3)	$49,092	$50,667

(1)	Statement of income data, other financial data and other operating data exclude the results of the Company’s two United Kingdom theatres and eleven Interstate theatres for all periods presented, as these theatres were sold during 2004. The results of operations for these theatres are presented as discontinued operations.

(2)	Includes amortization of debt issue costs and excludes capitalized interest.

(3)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other (income) expense, loss from discontinued operations, depreciation, amortization and impairment of long-lived assets, (gain) loss on sale of assets and other, accrued and unpaid compensation expense relating to any stock option plans, and changes in deferred lease expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income or operating income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The calculation of Adjusted EBITDA is consistent with the definition of EBITDA in our senior subordinated notes indentures. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(4)	Non-cash expense included in general and administrative expenses.

(5)	Non-cash expense included in facility lease expense.

For more information contact:
Robert Copple, Chief Financial Officer
(972) 665-1000